PRESS RELEASE – FOR IMMEDIATE RELEASE

CONTACT:  Kenneth R. Howe, Chief Financial Officer
(248) 737-4190

AGREE REALTY CORPORATION
REPORTS OPERATING RESULTS FOR THE FIRST QUARTER 2010

FIRST Quarter 2010 Highlights:

•	1st Quarter diluted FFO per share year over year growth of 5.2% to $0.71
•	$0.51 per share quarterly dividend paid April 13, 2010

FARMINGTON HILLS, MI (April 29, 2010) - Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended March 31, 2010. First quarter funds from operations (FFO) increased 6.4% to $6,057,000 compared with FFO in the first quarter of 2009 of $5,694,000.  FFO per diluted share for the first quarter of 2010 was $0.71 compared with $0.68 for the first quarter of 2009.  A reconciliation of net income to FFO is included in the financial tables accompanying this press release.  Net income for the first quarter of 2010 was $9,968,000, or $1.18 per diluted share, compared with net income for the first quarter of 2009 of $4,317,000, or $0.52 per share.  Net income for the first quarter of 2010, included a gain of $5,332,000, or $0.66 per share from sale of the Company’s Santa Barbara, California Borders Book store.  Total revenues increased 5.1% to $9,522,000, compared with total revenues of $9,061,000 in the first quarter of 2009.

“We are very pleased with our operating results for the first quarter,” said Joey Agree, President and Chief Operating Officer.  “We anticipate completing our Oakland, California project on behalf of Walgreens during the second quarter of this year. Our current developments in Atlantic Beach, Florida, St. Augustine Shores, Florida, and Ann Arbor, Michigan, as well as our redevelopment of Boynton Festive Center, are on track and will be turned over in the third and fourth quarters of 2010.  Additionally, the completion of our secondary stock offering has allowed us to repay all amounts outstanding on our revolving credit facility.  We are well-positioned to take advantage of development and acquisition opportunities as they arise.”

Dividend

The Company paid a cash dividend of $0.51 per share on April 13, 2010 to shareholders of record on March 31, 2010.  The dividend is equivalent to an annualized dividend of $2.04 per share and represents a payout ratio of 71.4% of FFO for the quarter.

Portfolio

At March 31, 2010, the Company’s total assets were $266,953,000 and its portfolio consisted of 72 properties located in 15 states and totaling 3,454,687 square feet of gross leaseable space.  The portfolio was 98.1% leased at the end of the quarter.

The Company’s construction in progress balance totaled approximately $5,201,000 at March 31, 2010, and the Company capitalized $49,255 of construction period interest during the first quarter of 2010.

Lease Expirations

The following table, as of March 31, 2010, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
Expiration Year	Number of Leases Expiring	Square Footage	Percent of Total	Amount	Percent of Total
2010	6	66,142	2.0%	$ 475,800	1.4%
2011	24	178,877	5.3%	1,359,631	4.0%
2012	28	267,986	7.9%	1,375,067	4.1%
2013	20	314,713	9.3%	1,662,241	4.9%
2014	9	190,458	5.6%	990,856	2.9%
2015	19	804,543	23.7%	5,019,087	14.9%
2016	7	124,841	3.7%	1,922,928	5.7%
2017	4	30,844	0.9%	351,995	1.0%
2018	13	250,235	7.4%	4,396,756	13.1%
2019	6	70,170	2.1%	1,741,879	5.2%
Thereafter	41	1,090,336	32.1%	14,341,431	42.8%
Total	177	3,389,145		$33,637,671

Annualized Base Rent of Properties

The following is a breakdown of base rents in effect at March 31, 2010 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$ 29,897,147	89%
Regional	2,659,992	8
Local	1,080,532	3
Total	$ 33,637,671	100%

Major Tenants

The following is a breakdown of base rents in effect at March 31, 2010 for each of the Company’s major tenants:

Major Tenant	Annualized Base Rent	Percent of Total Base Rent

Walgreen (28)	$ 10,246,099	31%
Borders (17)	9,221,623	27
Kmart (12)	3,847,911	11
Total	$ 23,315,633	69%

Outstanding Shares and Operating Partnership Units

For the three months ended March 31, 2010, the Company’s fully diluted weighted average shares outstanding were 8,130,290.  The basic weighted average shares outstanding for the three months ended March 31, 2010 were 8,096,615.

The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner.  As of March 31, 2010, there were 347,619 operating partnership units outstanding and the Company held a 95.96% interest.

In April, the Company completed an underwritten public offering of a total of 1,495,000 shares of common stock, including the exercise of the underwriter’s over-allotment option, resulting in gross proceeds to the Company of $32,890,000.  The proceeds were used to reduce amounts outstanding under the Company’s credit facilities and for general corporate purposes.

Development Activity

The Company is developing a retail space on behalf of Walgreens located at the southwest corner of 14th Street and Broadway in Oakland, California.  The retail space was formally occupied by Gap.  The Company is managing and coordinating the development process and overseeing the construction for a fee.  The development process commenced during the third quarter of 2009 and the project is expected to be completed during the second quarter of 2010.

In addition, the Company has commenced three developments for a national retailer in the U.S. chain drugstore industry.  The developments are located in Atlantic Beach, Florida, St Augustine Shores, Florida and Ann Arbor, Michigan.  The Company has also announced that it will redevelop its vacant Circuit City store in Boynton Beach, Florida for Dick’s Sporting Goods, Inc.  The developments and redevelopment are expected to be completed during the third and fourth quarters of 2010 at an aggregate cost of approximately $14 million.

About Agree Realty Corporation

Agree Realty Corporation is engaged in the ownership, management and development of properties, which are primarily single tenant properties leased to retail tenants and neighborhood community shopping centers.  The Company currently owns and operates a portfolio of 72 properties, located in 15 states and containing approximately 3.5 million square feet of gross leasable space.  The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol “ADC.”

Forward-Looking Statements

The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended.  These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events.  Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward–looking statements.  Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2009.  Except as required by law, the Company assumes no obligation to update these forward–looking statements, even if new information becomes available in the future.

For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenues:
Minimum rents	$8,437	$8,331
Percentage rent	-	7
Operating cost reimbursements	670	719
Development Fee Income	397	-
Other income	18	4
Total Revenues	9,522	9,061
Expenses:
Real estate taxes	489	479
Property operating expenses	396	458
Land lease payments	226	215
General and administration	1,252	1,251
Depreciation and amortization	1,432	1,394
Interest expense	1,270	1,126
Total Expenses	5,065	4,923
Income before discontinued operations	4,457	4,138
Gain on sale of asset from discontinued operations	5,332	-
Income from discontinued operations	179	179
Net Income	9,968	4,317
Net Income attributable to non-controlling interest	402	306
Net income attributable to Agree Realty Corporation	$9,566	$4,011
Net Income Per Share – Dilutive	$1.18	$0.52
Reconciliation of Funds from Operations to Net Income: (1)
Net income	$9,968	$4,317
Depreciation of real estate assets	1,401	1,361
Amortization of leasing costs	20	16
Gain on sale of assets	(5,332)	-

Funds from Operations	$6,057	$5,694
Funds from Operations Per Share – Dilutive	$0.71	$0.68

Weighted average number of shares and OP units outstanding – dilutive	8,478	8,387
________________
(1)           FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.  Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance.  Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time.  Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	March 31, 2010	December 31 2009
Assets
Land	$92,692	$95,047
Buildings	217,627	220,605
Accumulated depreciation	(64,312)	(64,076)
Property under development	5,201	4,792
Cash and cash equivalents	565	689
Restricted Cash	9,772
Accounts receivable	2,651	1,987
Deferred costs, net of amortization	1,864	1,897
Other assets	893	848
Total Assets	$266,953	$261,789

Liabilities
Mortgages payable	$74,571	$75,553
Notes payable	29,797	29,000
Deferred revenue	9,863	10,035
Dividends and distributions payable	4,376	4,354
Other liabilities	2,956	3,020
Total Liabilities	121,563	121,962

Stockholders’ Equity
Common stock (8,252,014 and 8,196,074 shares)	1	1
Additional paid-in capital	147,742	147,466
Deficit	(5,275)	(10,633)
Accumulated other comprehensive income (loss)	(356)	(71)
Non-controlling interest	3,278	3,064
Total Stockholders’ Equity	145,390	139,827
	$266,953	$261,789